UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by Registrant:                                                      ☒
Filed by a Party other than the Registrant:               ☐

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☐           Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒           Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

NL Industries, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway Suite 1700 Dallas, Texas 75240-2697

April 9, 2009

To our Shareholders:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of NL Industries, Inc., which will be held on Tuesday, May 12, 2009, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas.  The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend the meeting, please cast your vote as instructed on the enclosed proxy card or voting instruction form as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our by-laws.

Sincerely,

Harold C. Simmons
Chairman of the Board and
Chief Executive Officer

NL Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 12, 2009

To the Shareholders of NL Industries, Inc.:

The 2009 Annual Meeting of Shareholders of NL Industries, Inc. will be held on Tuesday, May 12, 2009, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

(1)	to elect the six director nominees named in the proxy statement to serve until the 2010 Annual Meeting of Shareholders; and

(2)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 31, 2009 has been set as the record date for the meeting.  Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.  A complete list of shareholders entitled to vote at the meeting will be available for examination during normal business hours by any of our shareholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please cast your vote as instructed on the enclosed proxy card or voting instruction form as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  If you choose, you may still vote in person at the meeting even though you previously cast your vote.

By Order of the Board of Directors,

A. Andrew R. Louis, Secretary

Dallas, Texas
April 9, 2009

Important Notice Regarding the Availability of Proxy Materials for the
Annual Shareholder Meeting to Be Held on May 12, 2009.

This proxy statement is available at www.nl-ind.com/proxy and the annual report to shareholders
(including NL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008) is available at www.nl-ind.com/annrpt.

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING SHAREHOLDER

SECURITY OWNERSHIP

Ownership of NL
Ownership of Related Companies

ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees
2008 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Non-Management and Independent Director Meetings
Shareholder Proposals and Director Nominations for the 2010 Annual Meeting of Shareholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2008 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2008
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Insurance Matters
Tax Matters
CompX Loan from TFMC
Loans to Kronos Worldwide and Valhi
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

OTHER MATTERS

2008 ANNUAL REPORT ON FORM 10-K

ADDITIONAL COPIES

GLOSSARY OF TERMS

“CDCT” means the Contran Amended and Restated Deferred Compensation Trust, an irrevocable “rabbi trust” established by Contran to assist it in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.

“CMRT” means The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.

“Computershare” means Computershare Trust Company, N.A., our stock transfer agent.

“CompX” means CompX International Inc., one of our publicly held subsidiaries that manufactures security products, furniture products and performance marine components.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

“EWI” means EWI RE, Inc., a reinsurance brokerage and risk management company wholly owned by us.

“FAS 123R” means Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“independent directors” means the following directors: Cecil H. Moore, Jr., Thomas P. Stafford and Terry N. Worrell.

“ISA” means an intercorporate services agreement between or among Contran related companies pursuant to which employees of one or more related companies provide certain services, including executive officer services, to another related company on a fixed fee basis.

“Keystone” means Keystone Consolidated Industries, Inc., one of our publicly held sister corporations that manufactures steel fabricated wire products, industrial wire, billets and wire rod.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held subsidiaries that is an international manufacturer of titanium dioxide pigments and that we account for on our financial statements using the equity method.

“named executive officer” means any person named in the Summary Compensation table in this proxy statement.

“NL,” “us,” “we” or “our” means NL Industries, Inc.

“non-management directors” means the following directors who are not one of our executive officers: Cecil H. Moore, Jr., Glenn R. Simmons, Thomas P. Stafford, Terry N. Worrell and Steven L. Watson.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 31, 2009, the date our board of directors set for the determination of shareholders entitled to notice of and to vote at the 2009 annual meeting of our shareholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“TFMC” means TIMET Finance Management Company, a wholly owned subsidiary of TIMET.

“TIMET” means Titanium Metals Corporation, one of our publicly held sister corporations that is an integrated producer of titanium metals products.

“Valhi” means Valhi, Inc., our publicly held parent corporation that is a diversified holding company with principal investments in us and Kronos Worldwide.

“VHC” means Valhi Holding Company, one of our parent corporations.

NL Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

———————————————

PROXY STATEMENT

———————————————

GENERAL INFORMATION

This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2009 Annual Meeting of Shareholders to be held on Tuesday, May 12, 2009 and at any adjournment or postponement of the meeting.  The accompanying notice of annual meeting of shareholders sets forth the time, place and purposes of the meeting.  The notice, this proxy statement, the accompanying proxy card or voting instruction form and our 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are first being mailed on or about April 9, 2009 to the holders of our common stock at the close of business on March 31, 2009.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain capitalized or other terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:           What is the purpose of the annual meeting?

A:	At the annual meeting, shareholders will vote on the election of the six directors named in this proxy statement and any other matter that may properly come before the meeting.

Q:           How does the board recommend that I vote?

A:	The board of directors recommends that you vote FOR each of the nominees for director named in this proxy statement.

Q:           Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on March 31, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.  Only holders of record of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 48,602,584 shares of our common stock were issued and outstanding.  Each share of our common stock entitles its holder to one vote.

Q:           How do I vote?

A:	If your shares are held by a bank, broker or other nominee (i.e., in “street name”), you must follow the instructions from your nominee on how to vote your shares.

If you are a stockholder of record, you may:

•	vote over the internet at www.investorvote.com/NL;

•	vote over the telephone by using the voting procedures set forth on the proxy card;

•	instruct the agents named on the proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided; or

•	vote in person at the annual meeting;

If you execute a proxy card but do not indicate how you would like your shares voted for one or more of the director nominees named in this proxy statement, the agents will vote FOR the election of each such director nominee and, to the extent allowed by applicable law, in the discretion of the agents on any other matter that may properly come before the meeting.

Q:           Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to receive proxy instructions and ballots, ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:           Is my vote confidential?

A:	Yes. All proxy cards, ballots or voting instructions delivered to Computershare will be kept confidential in accordance with our by-laws.

Q:           May I change or revoke my proxy or voting instructions?

A:	If you are a shareholder of record, you may change or revoke your proxy instructions at any time before the meeting in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date;

•	changing your vote on www.investorvote.com/NL;

•	using the telephone voting procedures set forth on the proxy card; or

•	voting in person at the meeting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions from your nominee on how to change or revoke your voting instructions.

Q:           What constitutes a quorum?

A:
A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting.  Under the applicable rules of the NYSE and the SEC, brokers or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares.  If such a broker/nominee who is entitled to vote on a routine matter delivers an executed proxy card and votes on some matters and not others, a matter not voted on is referred to in this proxy statement as a “broker/nominee non-vote.”  Abstentions and broker/nominee non-votes will be counted as being in attendance at the meeting for purposes of determining whether a quorum is present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee or approve any other matter?

A:
A plurality of the affirmative votes of the holders of our outstanding shares of common stock represented and entitled to be voted at the meeting is necessary to elect each director nominee.  The accompanying proxy card or voting instruction form provides space for you to withhold authority to vote for any of such director nominees.  The election of directors is a routine matter on which a broker/nominee has discretionary authority to vote if such broker/nominee does not receive voting instructions from the beneficial holder of the shares to be voted.  Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees.  However, since director nominees need only receive the plurality of the affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of a majority of the outstanding shares represented and entitled to vote at the meeting.  Abstentions and broker/nominee non-votes will not be counted as votes for or against any such other matter.

Q:	Assuming a quorum is present, what vote is required to approve any other matter coming before the meeting?

A:
Except as our certificate of incorporation and applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of a majority of the outstanding shares represented and entitled to vote at the meeting.  Abstentions and broker/nominee non-votes will not be counted as votes for or against any such other matter.

Q:           Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to shareholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  Upon request, we will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

CONTROLLING SHAREHOLDER

Valhi directly held approximately 83.1% of the outstanding shares of our common stock as of the record date.  Valhi has indicated its intention to have its shares of our common stock represented at the meeting and voted FOR the election of each of the director nominees named in this proxy statement.  If Valhi attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the shareholders will elect all the nominees to the board of directors named in this proxy statement.

SECURITY OWNERSHIP

Ownership of NL.  The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known by us to own beneficially more than 5% of the outstanding shares of our common stock, each director, each named executive officer and all of our directors and executive officers as a group.  See footnote 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	NL Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)

Harold C. Simmons (3)	880,600	(4)	1.8%
Valhi, Inc. (3)	40,387,531	(4)	83.1%
TIMET Finance Management Company (3)	222,100	(4)	*
Annette C. Simmons (3)	269,775	(4)	*
	41,760,006	(4)	85.9%

Cecil H. Moore, Jr.	4,000		*
Glenn R. Simmons	2,000	(4)	*
Thomas P. Stafford	7,000		*
Steven L. Watson	12,000	(4)	*
Terry N. Worrell	5,000		*
Robert D. Graham	-0-	(4)	-0-
Kelly D. Luttmer	-0-	(4)	-0-
John A. St. Wrba	-0-	(4)	-0-
Gregory M. Swalwell	-0-	(4)	-0-
All our directors and executive officers as a group (11 persons)	41,790,006	(4)	86.0%
——————————
*           Less than 1%.

(1)	Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 48,602,584 shares of our common stock outstanding as of the record date.

(3)
The business address of Valhi and Harold C. and Annette C. Simmons is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The business address of TFMC is 1007 Orange Street, Suite 1400, Wilmington, Delaware  19801.

(4)	TIMET is the direct holder of 100% of the outstanding shares of TFMC common stock.

VHC, Annette C. Simmons, the CMRT, Harold C. Simmons, we, Valhi, the CDCT and the Foundation are the holders of approximately 26.1%, 12.1%, 8.5%, 4.2%, 0.8%, 0.5%, 0.4% and 0.2%, respectively, of the outstanding shares of common stock of TIMET.  Our percentage ownership of TIMET common stock includes 0.3% directly held by a wholly owned subsidiary of ours.

VHC, TFMC, the Foundation and the CMRT are the direct holders of approximately 92.6%, 1.1%, 0.9% and 0.1%, respectively, of the outstanding common stock of Valhi.  Dixie Rice is the direct holder of 100% of the outstanding common stock of VHC.  Contran is the beneficial holder of 100% of the outstanding common stock of Dixie Rice.

Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons.  As sole trustee of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by these trusts.  Mr. Simmons, however, disclaims beneficial ownership of any Contran shares these trusts hold.

The Foundation directly holds approximately 0.2% of the outstanding shares of TIMET common stock and 0.9% of the outstanding shares of Valhi common stock.  The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C. Simmons is the chairman of the board of the Foundation.

The CDCT directly holds approximately 0.4% of the outstanding shares of TIMET common stock.  U.S. Bank National Association serves as the trustee of the CDCT.  Contran established the CDCT as an irrevocable “rabbi trust” to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.  If the CDCT assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations.  Pursuant to the terms of the CDCT, Contran retains the power to vote the shares held by the CDCT, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.

The CMRT directly holds approximately 8.5% of the outstanding shares of TIMET common stock and 0.1% of the outstanding shares of Valhi common stock.  Contran sponsors this trust to permit the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.  Harold C. Simmons is the sole trustee of this trust and a member of the investment committee for this trust.  Contran’s board of directors selects the trustee and members of this trust’s investment committee.  All of our executive officers, Glenn R. Simmons and Steven L. Watson are participants in one or more of the employee defined benefit plans that invest through this trust.  Each of such persons disclaims beneficial ownership of any of the shares this trust holds, except to the extent of his or her individual vested beneficial interest, if any, in the plan assets this trust holds.

Harold C. Simmons is our chairman of the board and chief executive officer and the chairman of the board of each of Kronos Worldwide, TIMET, Valhi, VHC, Dixie Rice and Contran.

By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities.  However, Mr. Simmons disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CDCT or the CMRT.  Mr. Simmons disclaims beneficial ownership of all shares of our common stock beneficially owned, directly or indirectly, by Valhi or TFMC.

All of our directors or executive officers who are also directors or executive officers of Valhi, TFMC or their parent companies disclaim beneficial ownership of the shares of our common stock that such companies directly or indirectly hold.

Annette C. Simmons is the wife of Harold C. Simmons.  She is the direct owner of 269,775 shares of our common stock, 21,825,875 shares of TIMET common stock and 200,900 shares of Valhi common stock.  Mr. Simmons may be deemed to share indirect beneficial ownership of such shares.  Mr. Simmons disclaims all such beneficial ownership.

The Annette Simmons Grandchildren’s Trust, a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons, is the direct holder of 17,432 shares of TIMET common stock and 34,000 shares of Valhi common stock.  Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares of Valhi common stock this trust directly holds.  Mr. Simmons disclaims beneficial ownership of any shares that this trust holds.

Harold C. Simmons is the direct owner of 880,600 shares of our common stock, 7,549,737 shares of TIMET common stock and 154,838 shares of Valhi common stock.

We and a wholly owned subsidiary of ours directly hold 3,604,790 and 1,186,200 shares of Valhi common stock, respectively.  Since we are a majority owned subsidiary of Valhi and pursuant to Delaware law, Valhi treats the shares of Valhi common stock that we and our subsidiary hold as treasury stock for voting purposes.  For the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

Contran is the sole owner of Valhi’s 6% series A preferred stock and a trust related to Harold C. Simmons is the sole owner of VHC’s 2% convertible preferred stock.  Messrs. Harold and Glenn Simmons and Watson each hold of record one director qualifying share of Dixie Rice.

VHC has pledged 42,304,992 shares of TIMET common stock as security and 120,000 shares of Valhi common stock as security.  Shares owned by our executive officers and directors may be held in margin accounts at brokerage firms.  Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account.

The business address of Contran, the CMRT, the Foundation, TIMET and VHC is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana  70542.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies.  Some of our directors and executive officers own equity securities of several companies related to us.

Ownership of Kronos Worldwide and Valhi.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of Kronos Worldwide and Valhi common stock held by each of our directors, each named executive officer and all of our directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Kronos Worldwide Common Stock			Valhi Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Harold C. Simmons	196,267	(4)	*	154,838	(4)	*
Valhi, Inc.	28,995,021	(4)	59.2%	n/a		n/a
NL Industries, Inc.	17,609,635	(4)	36.0%	n/a	(3)	n/a
TIMET Finance Management Company	77,903	(4)	*	1,257,943	(4)	1.1%
Valhi Holding Company	-0-	(4)	-0-	105,140,163	(4)	92.6%
Harold Simmons Foundation, Inc	-0-	(4)	-0-	1,006,500	(4)	*
The Combined Master Retirement Trust	-0-	(4)	-0-	115,000	(4)	*
Annette C. Simmons	49,856	(4)	*	200,900	(4)	*
Annette Simmons Grandchildren’s Trust	-0-	(4)	-0-	34,000	(4)	*
	46,928,682		95.9%	107,909,344		95.0%

Cecil H. Moore, Jr.	2,512	(4)	*	-0-		-0-
Glenn R. Simmons	10,938	(4)	*	15,652	(4)(5)	*
Thomas P. Stafford	2,000	(4)	*	-0-		-0-
Steven L. Watson	10,633	(4)	*	28,246	(4)	*
Terry N. Worrell	-0-	(4)	-0-	-0-		-0-
Robert D. Graham	-0-	(4)	-0-	-0-	(4)	-0-
Kelly D. Luttmer	-0-	(4)	-0-	45,000	(4)(6)	*
John A. St. Wrba	-0-	(4)	-0-	-0-	(4)	-0-
Gregory M. Swalwell	-0-	(4)	-0-	56,166	(4)(6)	*
All our directors and executive officers as a group (11 persons)	46,954,765	(4)	95.9%	108,054,408	(4)(5)(6)	95.0%
——————————
*           Less than 1%.

(1)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the record date.

(2)	The percentages are based on 48,960,049 shares of Kronos Worldwide common stock outstanding as of the record date.

(3)
The percentages are based on 113,599,955 shares of Valhi common stock outstanding as of the record date.  For purposes of calculating the outstanding shares of Valhi common stock as of the record date, 3,604,790 and 1,186,200 shares of Valhi common stock held by us and a wholly owned subsidiary of ours, respectively, are treated as treasury stock for voting purposes and for purposes of this statement are excluded from the amount of Valhi common stock outstanding.

(4)
See footnote 4 to the Ownership of NL table above for a description of certain relationships among the individuals, entities or groups appearing in this table.  All of our directors or executive officers disclaim beneficial ownership of any shares of Kronos Worldwide common stock that we directly or indirectly own.  All of our directors or executive officers who are also directors or executive officers of any of our parent companies or the Foundation disclaim beneficial ownership of the shares of Kronos Worldwide or Valhi common stock that such entities directly or indirectly own.

Other than the securities he holds directly, Harold C. Simmons disclaims beneficial ownership of any and all securities that his wife, Annette C. Simmons, directly or indirectly owns.

Valhi has pledged 19,987,305 shares of Kronos Worldwide common stock as security.  Shares owned by our executive officers and directors may be held in margin accounts at brokerage firms.  Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account.

(5)
The shares of Valhi common stock shown as beneficially owned by Glenn R. Simmons include 1,500 shares his wife holds and 1,100 shares she holds in her retirement account, with respect to all of which shares he disclaims beneficial ownership.

(6)
The shares of Valhi common stock shown as beneficially owned by such person include the following number of shares such person has the right to acquire upon the exercise of stock options granted pursuant to Valhi’s stock option plans that such person may exercise within 60 days subsequent to the record date:

Name of Beneficial Owner	Shares of Valhi Common Stock Issuable Upon the Exercise of Stock Options On or Before May 30, 2009

Kelly D. Luttmer	45,000
Gregory M. Swalwell	55,000

Ownership of CompX.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the CompX class A and B common stock held by each of our directors, each named executive officer and all of our directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	CompX Class A Common Stock			CompX Class B Common Stock (1)			CompX Class A and Class B Common Stock Combined Percent of Class (2)(3)
Beneficial Owner	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)(3)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)(3)

Harold C. Simmons	311,405	(4)	13.2%	-0-	(4)	-0-	2.5%
NL Industries, Inc.	755,004	(4)	32.0%	10,000,000	(4)	100.0%	87.0%
Annette C. Simmons	20,000	(4)	*	-0-	(4)	-0-	*
	1,086,409	(4)	46.0%	10,000,000	(4)	100.0%	89.7%

Cecil H. Moore, Jr.	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Glenn R. Simmons	30,000	(4)(5)(6)	1.3%	-0-	(4)	-0-	*
Thomas P. Stafford	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Steven L. Watson	15,500	(4)(5)	*	-0-	(4)	-0-	*
Terry N. Worrell	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Robert D. Graham	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Kelly D. Luttmer	200	(4)	*	-0-	(4)	-0-	*
John A. St. Wrba	-0-	(4)	-0-	-0-	(4)	-0-	-0-
Gregory M. Swalwell	-0-	(4)	-0-	-0-	(4)	-0-	-0-
All our directors and executive officers as a group (11 persons)	1,132,109	(4)(5)(6)	47.7%	10,000,000	(4)	100.0%	90.1%
——————————
*           Less than 1%.

(1)
Each share of CompX class B common stock entitles the holder to one vote on all matters except the election of directors, on which each share is entitled to ten votes.  In certain instances, shares of CompX class B common stock are automatically convertible into shares of CompX class A common stock.

(2)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the record date.

(3)	The percentages are based on 2,361,307 shares of CompX class A common stock outstanding as of the record date and 10,000,000 shares of CompX class B common stock outstanding as of the record date.

(4)	We directly hold approximately 87.0% of the combined voting power of the outstanding shares of CompX class A and B common stock (approximately 98.4% for the election of directors).

All of our directors or executive officers disclaim beneficial ownership of any shares of CompX common stock that we directly own.  All of our directors or executive officers who are also directors or executive officers of our parent companies disclaim beneficial ownership of the shares of CompX common stock that we directly hold.

Other than the securities he holds directly, Harold C. Simmons disclaims beneficial ownership of any and all securities that his wife, Annette C. Simmons, directly or indirectly owns.

(5)
The shares of CompX class A common stock shown as beneficially owned by such person include the following number of shares such person has the right to acquire upon the exercise of stock options that such person or group may exercise within 60 days subsequent to the record date:

Name of Beneficial Owner	Shares of CompX Class A Common Stock Issuable Upon the Exercise of Stock Options On or Before May 30, 2009

Glenn R. Simmons	6,000
Steven L. Watson	6,000

(6)	The shares of CompX class A common stock shown as beneficially owned by Glenn R. Simmons include 500 shares his wife holds, with respect to which shares he disclaims beneficial ownership.

 ELECTION OF DIRECTORS

Our certificate of incorporation provides that the board of directors shall consist of one or more persons within the minimum and maximum limitations set forth in our amended and restated by-laws.  Our bylaws provide that the number of the directors shall be not less than one nor more than 17 persons and, absent shareholder action to the contrary, the exact number of directors within such limitations shall be fixed from time to time by our board of directors.  Our board of directors has currently set the number of directors at six and recommends the six director nominees named in this proxy statement for election at our 2009 annual shareholder meeting.  The directors elected at the meeting will hold office until our 2010 Annual Meeting of Shareholders and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the meeting.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, all shares represented by a proxy card will be voted FOR an alternate nominee to be selected by the board of directors, unless the shareholder executing such proxy card withholds authority to vote for such nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director.  The respective nominees have provided the following information.

Cecil H. Moore, Jr., age 69, has served on our board of directors since 2003.  Mr. Moore is currently a private investor and retired from KPMG LLP in 2000 after 37 years in which he served in various capacities with the public accounting firm.  Among other positions, he served as managing partner of the firm’s Dallas, Texas office from 1990 to 1999.  Prior to 1990, Mr. Moore was partner-in-charge of the audit and accounting practice of the firm’s Dallas, Texas office for 12 years.  Mr. Moore is also a director and chairman of the audit committee of Perot Systems Corporation, a worldwide provider of information technology services and business solutions.  He is a member of our audit committee and on the board of directors and chairman of the audit committee of Kronos Worldwide.

Glenn R. Simmons, age 81, has served on our board of directors since 1986.  Mr. Simmons has been vice chairman of the board of Valhi and Contran and chairman of the board of CompX and Keystone since prior to 2004.  He also serves on the board of directors of Kronos Worldwide and TIMET.  In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from the bankruptcy proceedings in 2005.  Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1969.  He is a brother of Harold C. Simmons.

Harold C. Simmons, age 77, has served as our chief executive officer since 2003, our chairman of the board since 1987 and on our board of directors since 1986.  Mr. Simmons has served as chairman of the board of Contran, Kronos Worldwide and Valhi since prior to 2004.  He served as chief executive officer of Kronos Worldwide from 2003 to February 2009.  Mr. Simmons also has served as chairman of the board of TIMET since 2005, chief executive officer of TIMET from 2005 to 2006 and vice chairman of the board of TIMET from 2004 to 2005.  He has been an executive officer or director of various companies related to Valhi and Contran since 1961.  Mr. Simmons is a brother of Glenn R. Simmons.

General Thomas P. Stafford (retired), age 78, served on our board of directors from 1984 to 1986 and was re-appointed in 2000.  Gen. Stafford was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966.  In 1969, Gen. Stafford was named Chief of the Astronaut Office and was the Apollo X commander for the first lunar module flight to the moon.  He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975. After his retirement from the United States Air Force in 1979 as Lieutenant General, he served as U.S. Air Force Deputy Chief of Staff for Research and Development and Acquisition and became chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in these positions until 1984, when he joined General Technical Services, Inc., a consulting firm.  Gen. Stafford was also affiliated with Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, from 1982 until 2005.  Gen. Stafford has more recently served as an advisor to a number of governmental agencies including the National Aeronautics and Space Administration (NASA) and the Air Force Material Command.  He is currently chairman of the NASA Advisory Council Task Force on the International Space Station Program, and also served as co-chairman of the Stafford-Covey NASA Space Shuttle Return to Flight Task Group.  Gen. Stafford has received many honors and decorations including the Congressional Space Medal of Honor.  He is also a director of TIMET and chairman of each of TIMET’s audit committee, management development and compensation committee and nominations committee.  Gen. Stafford is chairman of each of our audit committee and management development and compensation committee.

Steven L. Watson, age 58, has served on our board of directors since 2000.  Mr. Watson has served as chief executive officer of Kronos Worldwide since February 2009 and its vice chairman of the board since 2004.  He has served as chief executive officer of TIMET since 2006 and its vice chairman of the board since 2005.  Mr. Watson has been chief executive officer of Valhi and president and a director of Valhi and Contran since prior to 2004.  He is also a director of CompX and Keystone.  Mr. Watson has served as an executive officer or director of various companies related to Valhi and Contran since 1980.

Terry N. Worrell, age 64, has served on our board of directors since 2003.  Mr. Worrell has been a private investor with Worrell Investments, Inc., a real estate investment company, since 1989.  From 1974 to 1989, Mr. Worrell was president and chief executive officer of Sound Warehouse of Dallas Inc., a chain of retail music stores.  Mr. Worrell is a director of Regency Centers Corporation, a real estate investment trust.  He is also a director of TIMET and serves on TIMET’s audit committee.  Mr. Worrell serves on each of our audit committee and management development and compensation committee.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Harold C. Simmons is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Harold C. Simmons	77	Chairman of the Board and Chief Executive Officer
Robert D. Graham	53	Vice President and General Counsel
Tim C. Hafer	47	Vice President and Controller
Kelly D. Luttmer	45	Vice President and Tax Director
John A. St. Wrba	52	Vice President and Treasurer
Gregory M. Swalwell	52	Vice President, Finance and Chief Financial Officer

Robert D. Graham has served as vice president and general counsel of us and Kronos Worldwide since prior to 2004, executive vice president of TIMET since 2006, vice president of TIMET from 2004 to 2006 and vice president of Valhi and Contran since 2002.

Tim C. Hafer has served as vice president and controller of us and Kronos Worldwide since 2006.  He served as director – finance and control of us and Kronos Worldwide from prior to 2004 to 2006.  Mr. Hafer has served in financial accounting positions with various companies related to Valhi and Contran since 1999.

Kelly D. Luttmer has served as vice president of us, CompX, Contran, Kronos Worldwide and Valhi since 2004, vice president and tax director of TIMET since 2006 and tax director of us, CompX, Contran, Kronos Worldwide and Valhi since prior to 2004.  Ms. Luttmer has served in tax accounting positions with various companies related to Valhi and Contran since 1989.

John A. St. Wrba has served as vice president and treasurer of us since prior to 2004, Valhi since 2005 and TIMET and Contran since 2004.  He has also served as vice president of Kronos Worldwide since 2004 and treasurer of Kronos Worldwide since prior to 2004.

Gregory M. Swalwell has served as chief financial officer of us and Kronos Worldwide and vice president of TIMET since 2004, vice president, finance of us and Kronos Worldwide and vice president and controller of Valhi and Contran since prior to 2004.  Mr. Swalwell has served in accounting and financial positions with various companies related to Valhi and Contran since 1988.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees.  Because of Valhi’s ownership of 83.1% of our common stock, we are considered a controlled company under the listing standards of the NYSE.  Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominating or corporate governance committees or charters for these committees.  We have chosen not to have a majority of independent directors or an independent nominating or corporate governance committee or charters for these committees.  Our board of directors believes that the full board of directors best represents the interests of all of our shareholders and that it is appropriate for all matters that would be considered by a nominating or corporate governance committee to be considered and acted upon by the full board of directors.  Applying the NYSE director independence standards without any additional categorical standards, the board of directors has determined that Cecil H. Moore, Jr., Thomas P. Stafford and Terry N. Worrell are independent and have no material relationship with us other than serving as our directors.  While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE listing standards for a compensation committee.

In determining that Mr. Worrell has no material relationship with us other than serving as our director, the board of directors considered the following relationship.

•
As part of a five-year pledge of $5.0 million, the Foundation, of which Harold C. Simmons is the chairman of the board, contributed $1.0 million in each of 2006 and 2007, $0.5 million to date in 2009 and intends to contribute the final $0.5 million in 2009 to Children’s Medical Foundation of Texas, of which foundation Mr. Worrell serves as a trustee.

The board determined that Mr. Worrell did not have a direct or indirect material interest in this transaction based on his representation that he receives no compensation for serving as a trustee of Children’s Medical Foundation of Texas.

2008 Meetings and Standing Committees of the Board of Directors.  The board of directors held four meetings in 2008.  Other than Harold Simmons, each director participated in all of such meetings and of the 2008 meetings of the committees on which he served at the time.  Mr. Harold Simmons participated in 50% of such meetings.  It is expected that each director will attend our annual meeting of shareholders, which is held immediately before the annual meeting of the board of directors.  All our directors attended our 2008 annual shareholder meeting.

The board of directors has established and delegated authority to two standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual shareholder meeting.  The board of directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in our audit committee charter.  Applying the requirements of the NYSE listing standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Cecil H. Moore, Jr. is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Thomas P. Stafford (chairman), Cecil H. Moore, Jr. and Terry N. Worrell.  Our audit committee held seven meetings in 2008.

Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:

•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to an ISA with a related party;

•	to review, approve or administer certain matters regarding our employee defined benefit plans or programs;

•	to review, approve, administer and grant awards under our equity compensation plans; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

The board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards).  In certain instances under our 1998 Long-Term Incentive Plan, a plan allowing for grants of cash or equity performance awards, the management development and compensation committee may delegate its authority to administer this plan to certain individuals, which delegation authority the committee has not utilized.  With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are Thomas P. Stafford (chairman) and Terry N. Worrell.  Our management development and compensation committee held one meeting and took action by written consent on one occasion in 2008.

Non-Management and Independent Director Meetings.  Pursuant to our corporate governance guidelines, our non-management directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without management participation.  Our independent directors also meet at least once annually, without management participation.  The chairman of our audit committee presides at all of these meetings.  In 2008, we complied with these requirements.

Shareholder Proposals and Director Nominations for the 2010 Annual Meeting of Shareholders.  Shareholders may submit proposals on matters appropriate for shareholder action at our annual shareholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 10, 2009 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of shareholders in 2010.  Our by-laws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing shareholder as they appear on our books, the number of shares of our common stock the shareholder holds and any material interest the shareholder has in the proposal.

The board of directors will consider the director nominee recommendations of our shareholders.  Our by-laws require that a nomination set forth the name and address of the nominating shareholder, a representation that the shareholder will be a shareholder of record entitled to vote at the annual shareholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the shareholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

As stated in our corporate governance guidelines, our board of directors has no specific minimum qualifications for director candidates.  The board of directors will consider a potential director nominee’s ability to satisfy the need, if any, for any required expertise on the board of directors or one of its committees.  Historically, our management has recommended director nominees to the board of directors.  Because under the NYSE listing standards we may be deemed to be a controlled company, the board of directors believes that additional policies or procedures with regard to the consideration of director candidates recommended by its shareholders are not appropriate.

For proposals or director nominations to be brought at the 2010 annual meeting of shareholders but not included in the proxy statement for such meeting, our by-laws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than February 23, 2010.  Proposals and nominations should be addressed to our corporate secretary at NL Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.

Communications with Directors.  Shareholders and other interested parties who wish to communicate with the board of directors or its non-management directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at NL Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communications, or summaries of such communications, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our non-management and independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2008 the management development and compensation committee was composed of Thomas P. Stafford and Terry N. Worrell.  No member of the committee:

•	was an officer or employee of ours during 2008 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships under applicable SEC rules.

For 2008, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, our chairman of the board is on the board of directors of Contran and Contran employs Glenn R. Simmons and Steven L. Watson, who each serve as one of our directors.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman presides at all meetings of the non-management or independent directors.

Availability of Corporate Governance Documents.  A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.nl-ind.com under the corporate governance section.  In addition, any person may obtain a copy of these three documents without charge, by sending a written request to the attention of our corporate secretary at NL Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
AND OTHER INFORMATION

Compensation Discussion and Analysis.    This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers.  For 2008, 2007 and 2006, all of our named executive officers were employed and compensated directly by, and also served as executive officers of, Contran.  For each of these years, we paid Contran a fee to receive, among other things, the services of our named executive officers pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee.  The nature of the duties of each of our named executive officers are consistent with the duties normally associated with the officer titles and positions such officer holds with us.  Pursuant to certain other ISAs, each of CompX and Kronos Worldwide also paid a fee to Contran for, among other things, the services our named executive officers provided to those companies, which fees were approved by the independent directors of those companies.  Additionally, we and Kronos Worldwide each paid director fees in the form of cash and stock compensation to our chief executive officer for his service on the boards of directors of us and Kronos Worldwide, respectively.  Other than these director fees, we did not pay any compensation directly to our named executive officers.

Intercorporate Services Agreements.  The charges under these ISAs reimburse Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated time such personnel were expected to devote to us over the year.  The amount of the fee we paid for each year under these ISAs for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2008 under these ISAs.  Under the various ISAs among Contran and its subsidiaries, we share the cost of the employment of our named executive officers with Contran and certain of its other publicly held subsidiaries.  For each named executive officer, the portion of the annual charge we paid for each of the last three years to Contran under these ISAs attributable to the services of such executive officer is set forth in footnote 2 to the Summary Compensation table in this proxy statement.  The amounts charged under these ISAs and the cash director fees are not dependent upon our financial performance.

We believe the cost of the services received under our ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the last quarter of the prior year and the early part of each current year, Contran’s senior management, including our named executive officers, estimated the number of hours (out of a standard 2,080-hour year) that each Contran employee, including our named executive officers, was expected to devote in the current year to Contran and its subsidiaries, including us.  Contran’s senior management then allocated Contran’s cost of employing each of its employees among Contran and its various subsidiaries based on the ratio of the estimated hours of service devoted to each company and the total number of standard hours in the year.  The cost of each officer’s services that was allocated for each of the last three years was the sum of the following:

•	the annualized base salary of such officer at the beginning of the year;

•
the bonus Contran paid or accrued for such officer (other than bonuses for specific matters) in the prior year, which served as a reasonable approximation of the bonus that may be paid or accrued in the current year for such officer; and

•
Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead factor (17% for 2008 as compared to 19% for 2007 and 21% for 2006) applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to the provision of such services.

The overhead factor declined in 2007 as compared to 2006, and further declined in 2008 as compared to 2007, in each case as a result of Contran achieving some economies of scale and being able to spread the fixed costs included in determining the overhead factor over a greater number of employees providing services under various ISAs.  Contran’s senior management then made such adjustments to the details of the proposed ISA charges as they deemed necessary for accuracy, overall reasonableness and fairness to us and our subsidiaries.

In the first quarter of each year, the proposed charges for that year under these ISAs were presented to the respective management development and compensation committees of CompX, Kronos Worldwide and us to determine whether the committee would recommend that its board of directors approve the applicable ISA charges.  Among other things during such presentations, each committee was informed of:

•	the quality of the services Contran provides to us, including the quality of the services our executive officers provide to CompX, Kronos Worldwide or us, as applicable;

•
the $1.0 million charge to each publicly held company for the services of Harold C. Simmons for his service as chief executive officer, where applicable, or his consultation and advice to the chief executive officer regarding major strategic corporate matters;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years; and

•	the comparison of the prior year and proposed current year average hourly rate.

In determining whether to recommend that the board of directors approve the proposed ISA fee, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, including the cost of employing our named executive officers, in the aggregate and not individually.  After such presentations and following further discussion and review, the management development and compensation committee of each of CompX, Kronos Worldwide and us recommended that their respective boards of directors approve the proposed ISA fee after concluding that:

•	the cost to employ the personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran under the applicable ISA; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review:

•
any ISA charges from Contran to any other publicly held parent, sister or subsidiary company because such charges were separately reviewed by the management development and compensation committee of the applicable company; and

•	the compensation policies of Contran because:

o	each of our named executive officers provides services to many companies related to Contran, including Contran itself;

o	the fee we pay to Contran under our ISA with Contran each year does not represent all of Contran’s cost of employing each of our named executive officers;

o	Contran and these other companies related to Contran absorb the remaining amount of Contran’s cost of employing each of our named executive officers; and

o
the members of our management development and compensation committee consider the other factors discussed above in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendations of the committees, the independent directors of each of CompX, Kronos Worldwide and us approved the applicable proposed annual ISA charge effective January 1st of each year with the other directors abstaining.

For financial reporting and income tax purposes, the ISA fees are expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were somehow to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.

Equity-Based Compensation.  Prior to 2006, we decided to forego the grant of any equity compensation to our employees, although we continue to grant annual awards of stock to our directors as a portion of their annual retainers.  We also do not have any security ownership requirements or guidelines for our management or directors.  We do not currently anticipate any equity-based compensation will be granted to anyone in 2009, other than annual grants of stock to our directors, including our chief executive officer.  See the Director Compensation section in this proxy statement for a discussion of these annual grants.  The dollar amount for option awards appearing in the Summary Compensation table below represents the income or loss we recognized for financial statement reporting purposes in each of the reported years for stock options to purchase our common stock held by our named executive officers.  The dollar amount of stock awards appearing in the Summary Compensation table represents the value recognized for financial statement reporting purposes of shares of common stock we or Kronos Worldwide granted to Mr. Harold Simmons in the last three years for his director services.

Compensation Committee Report.  The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Thomas P. Stafford Chairman of our Management Development and Compensation Committee	Terry N. Worrell Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The Summary Compensation table below provides information concerning compensation we, CompX and Kronos Worldwide paid or accrued for services rendered during the last three years by our chief executive officer, chief financial officer and each of the three other most highly compensated individuals (based on ISA charges to us and our subsidiaries) who were our executive officers at December 31, 2008.  All of our named executive officers were employees of Contran for the last three years and provided their services to us and our subsidiaries pursuant to the ISAs.  For a discussion of these ISAs, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2008 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Stock Awards		Option Awards		Total

Harold C. Simmons	2008	$ 3,044,000	(2)	$ 22,925	(3)	$ -0-	(4)	$3,066,925
Chairman of the Board and Chief	2007	3,046,000	(2)	25,740	(3)		(4)	3,071,740
Executive Officer	2006	3,047,000	(2)	26,985	(3)		(4)	3,073,985

Robert D. Graham	2008	944,600	(2)	-0-		-0-		944,600
Vice President and General Counsel	2007	785,900	(2)	-0-		-0-		785,900
	2006	584,200	(2)	-0-		-0-		584,200

Gregory M. Swalwell	2008	681,000	(2)	-0-		-0-		681,000
Vice President, Finance and Chief	2007	548,600	(2)	-0-		-0-		548,600
Financial Officer	2006	508,000	(2)	-0-		-0-		508,000

Kelly D. Luttmer	2008	557,500	(2)	-0-		-0-		557,500
Vice President and Tax Director	2007	559,000	(2)	-0-		-0-		559,000
	2006	505,700	(2)	-0-		-0-		505,700

John A. St. Wrba	2008	426,700	(2)	-0-		-0-		426,700
Vice President and Treasurer	2007	376,500	(2)	-0-		-0-		376,500
	2006	348,700	(2)	-0-		-0-		348,700
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(1)	Certain non-applicable columns have been omitted from this table.

(2)
The amounts shown in the 2008 Summary Compensation table as salary for each named executive officer represent the portion of the fees we, CompX and Kronos Worldwide paid to Contran pursuant to certain ISAs with respect to the services such officer rendered to us and our subsidiaries.  As further discussed in the Compensation Discussion and Analysis section of this proxy statement, the ISA charges disclosed for Contran employees who perform executive officer services to us and our subsidiaries are based on the estimated hours such individual spends fulfilling such duties.  The amount shown in the table as salary for Mr. Harold Simmons also includes director cash compensation paid to him by us and Kronos Worldwide.  The components of salary shown in the 2008 Summary Compensation table for each of our named executive officers are as follows.

	2006		2007		2008

Harold C. Simmons
ISA Fees:
CompX	$1,000,000		$1,000,000		$1,000,000
Kronos Worldwide	1,000,000		1,000,000		1,000,000
NL	1,000,000		1,000,000		1,000,000
Director Fees Earned or Paid in Cash:
Kronos Worldwide	23,000		22,000		22,000
NL	24,000		24,000		22,000
	$3,047,000		$3,046,000		$3,044,000

Robert D. Graham
ISA Fees:
CompX	$25,400		$80,200		$97,400
Kronos Worldwide	254,000	(a)	255,000	(a)	360,300	(a)
NL	304,800		450,700		486,900
	$584,200		$785,900		$944,600

Gregory M. Swalwell
ISA Fees:
CompX	$50,800		$36,000		$40,900
Kronos Worldwide	228,600	(a)	218,800	(a)	272,400	(a)
NL	228,600		293,800		367,700	(b)
	$508,000		$548,600		$681,000

Kelly D. Luttmer
ISA Fees:
CompX	$78,400		$63,900		$40,500
Kronos Worldwide	274,400	(a)	307,900	(a)	354,800	(a)
NL	152,900	(b)	187,200	(b)	162,200	(b)
	$505,700		$559,000		$557,500

John A. St. Wrba
ISA Fees:
CompX	$26,800		$14,800		$19,200
Kronos Worldwide	268,200	(a)	302,400	(a)	330,600	(a)
NL	53,700		59,300		76,900
	$348,700		$376,500		$426,700

(a)	Includes amounts allocated to Kronos International, Inc., a wholly owned subsidiary of Kronos Worldwide, under the ISA between Contran and Kronos Worldwide.

(b)	Includes amounts allocated to EWI, our wholly owned subsidiary, under the ISA between Contran and us.

(3)
Stock awards to Mr. Simmons in the last three years consisted of shares of common stock we or Kronos Worldwide granted to him for his services as a director.  See the 2008 Grants of Plan-Based Awards table below for more details regarding the 2008 grants.

The 2007 and 2006 stock awards consisted of the following:

Shares of Common Stock	Date of Grant	Closing Price on Date of Grant	Grant Date Value of Shares of Common Stock

Harold C. Simmons
500 shares of Kronos Worldwide common stock	May 17, 2007	$30.24	$15,120
1,000 shares of NL common stock	May 25, 2007	$10.62	10,620
			$25,740

500 shares of Kronos Worldwide common stock	May 24, 2006	$29.99	$14,995
1,000 shares of NL common stock	May 24, 2006	$11.99	11,990
			$26,985

These stock awards were valued at the closing price of a share of the common stock on the date of grant.

(4)
Represents the compensation expense or income we recognized in the respective year for financial statement reporting purposes for the options to purchase our common stock held by Mr. Simmons.  We account for these options to purchase our common stock using the liability method of FAS 123R, under which we re-measure the fair value of all outstanding stock options at each balance sheet date until the options are exercised or otherwise settled.  We use the closing market price of our common stock at each balance sheet date to determine the fair value, which fair value cannot be less than zero.  For financial statement reporting purposes, we recognize compensation expense or income, as applicable, to reflect increases or decreases in the aggregate fair value of all outstanding stock options.  The aggregate fair value of the outstanding stock options decreased during 2006 by $11,904 because the December 31, 2005 closing market price of our common stock was higher as compared to December 31, 2006.  The aggregate fair value of Mr. Simmons’ outstanding stock options decreased during 2007 by $10,310 due to their expiration.  However, pursuant to guidance provided by the SEC, since this resulting 2006 and 2007 year-end reductions in compensation expense relate to reversals of compensation expense incurred prior to 2006, we do not report this negative amount in this table for 2006 or 2007.  Due to the expiration in 2007 of all of the outstanding stock options held by Mr. Simmons, we recognized no income or expense in 2008 for financial statement reporting purposes related to stock options held by him.

2008 Grants of Plan-Based Awards.  The following table sets forth details of the stock awards we and Kronos Worldwide granted to our chief executive officer in 2008 for his services as director of each corporation.  No other named executive officer received any plan-based awards from us or our subsidiaries in 2008.

2008 GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Date of Approval (2)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (2)

Harold C. Simmons
Kronos Worldwide common stock (3)	May 15, 2008	January 1, 2004	500	$11,985
NL common stock (4)	May 21, 2008	January 1, 2004	1,000	10,940
				$22,925

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(1)	Certain non-applicable columns have been omitted from this table.

(2)
As preapproved by the respective management development and compensation committees of each of us and Kronos Worldwide on the day of each issuer’s annual shareholder meeting, each director elected on that day receives a grant of shares of such issuer’s common stock as determined by the following formula based on the closing price of a share of the common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws.  For the purposes of this table and financial statement reporting, these stock awards were valued at the closing price per share of such shares on their dates of grant, which closing prices were:

Common Stock	Date of Grant	Closing Price on Date of Grant

Kronos Worldwide	May 15, 2008	$23.97
NL	May 21, 2008	$10.94

(3)	Granted by Kronos Worldwide pursuant to its 2003 Long-Term Incentive Plan.

(4)	Granted by us pursuant to our 1998 Long-Term Incentive Plan.

Outstanding Equity Awards at December 31, 2008.  At December 31, 2008, none of our named executive officers held outstanding stock options to purchase shares of our common stock or common stock of our subsidiaries, shares of our common stock that had not vested nor equity incentive awards.

Option Exercises and Stock Vested.  During 2008, no named executive officer exercised any stock options or had any stock awards vest.  For stock awards granted in 2008 that had no vesting restrictions, see the 2008 Grants of Plan-Based Awards table above.

Pension Benefits.  We do not have any pension plans in which our named executive officers participate.

Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation.  Our directors are entitled to receive compensation for their services as directors.  Our directors receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and at a daily rate ($125 per hour) for other services rendered on behalf of our board of directors or its committees.  In addition to the annual retainers for service on the board of directors, the chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” for purposes of the annual proxy statement receive an annual retainer of $20,000, paid in quarterly installments (provided that if one person serves in both capacities only one such retainer is paid), and other members of our audit committee receive an annual retainer of $10,000, paid in quarterly installments, for their service on the audit committee.  Members of our management development and compensation committee also receive an annual retainer of $2,000, paid in quarterly installments, for their service on that committee.  If a director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.  In addition, Gen. Stafford receives an annual payment of $15,000 as a result of his service on our board of directors prior to 1987.

As discussed in footnote 2 to the 2008 Grants of Plan-Based Awards table, on the day of each annual shareholder meeting, each of our directors elected on that date receives a grant of shares of our common stock as determined by the closing price of a share of our common stock on the date of such meeting.  The following table provides information with respect to compensation certain of our directors earned or received for their 2008 director services provided to us.

2008 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation		Total

Cecil H. Moore, Jr. (4).	$47,000	$10,940	$ -0-		$57,940
Glenn R. Simmons (4)(5)	24,000	10,940	22,200	(6)	57,140
Thomas P. Stafford	49,000	10,940	15,000	(7)	74,940
Steven L. Watson (4)(5)	24,000	10,940	416,900	(6)	451,840
Terry N. Worrell	39,000	10,940	-0-		49,940

——————————
(1)
Certain non-applicable columns have been omitted from this table.  For compensation Harold C. Simmons earned or received for serving as our director, see the 2008 Summary Compensation table (footnotes 2 and 3) and 2008 Grants of Plan-Based Awards table set forth above.

(2)	Represents retainers and meeting fees the director received or earned for director services he provided to us in 2008.

(3)
Represents the value of 1,000 shares of our common stock we granted to each of these directors. For the purposes of this table and financial statement reporting, these stock awards were valued at the closing price per share of such shares on their date of grant, which closing price and date of grant were $10.94 and May 21, 2008, respectively.

(4)
Messrs. Glenn Simmons and Watson also receive compensation from CompX and Kronos Worldwide and Mr. Moore also receives compensation from Kronos Worldwide for their director services provided to each of such corporations, as applicable.  For 2008, they each earned or received the following for these director services:

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Total

Cecil H. Moore, Jr.
Kronos Worldwide Director Services	$47,000	$11,985	$58,985

Glenn R. Simmons
CompX Director Services	23,000	9,060	$32,060
Kronos Worldwide Director Services	23,000	11,985	34,985
			$67,045

Steven L. Watson
CompX Director Services	23,000	9,060	$32,060
Kronos Worldwide Director Services	23,000	11,985	34,985
			$67,045

——————————
(a) Represents retainers and meeting fees received or earned for 2008 director services.

(b)
For the purposes of this table and financial statement reporting, these stock awards comprised the following number of shares and were valued at the following closing prices per share of such shares on their respective dates of grant:

Common Stock	Shares Granted	Date of Grant	Closing Price on Date of Grant	Dollar Value of Stock Award

CompX Class A Common Stock	1,500	May 28, 2008	$6.04	$9,060
Kronos Worldwide Common Stock	500	May 15, 2008	$23.97	$11,985

(5)
As of December 31, 2008, Messrs. Glenn Simmons and Watson each held stock options exercisable in the aggregate for 6,000 shares of CompX class A common stock, which stock options were granted for director services they each rendered to CompX.

(6)
The amounts shown in the table as all other compensation for Messrs. Glenn Simmons and Watson represent the portion of the 2008 fees we paid pursuant to our ISA with Contran for the services they rendered to us (including amounts allocated to EWI, our wholly owned subsidiary).  CompX and Kronos Worldwide also paid 2008 fees to Contran pursuant ISAs, a portion of which was for the services of Messrs. Glenn Simmons and Watson.  The portions of the CompX and Kronos Worldwide 2008 ISA fees paid to Contran under their ISAs attributable to the services of Messrs. Glenn Simmons and Watson are as follows.

Glenn R. Simmons
ISA Fees:
CompX	$37,000
Kronos Worldwide	-0-
	$37,000

Steven L. Watson
ISA Fees:
CompX	$81,100
Kronos Worldwide	588,900	(a)
	$670,000

——————————
(a)	Includes amounts allocated to Kronos International, Inc., a wholly owned subsidiary of Kronos Worldwide, under the ISA between Contran and Kronos Worldwide.

(7)	Gen. Stafford (ret.) receives an annual lifetime benefit payment of $15,000 as a result of his service on our board of directors prior to 1987.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us.  Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2008 our executive officers, directors and 10% shareholders complied with all applicable filing requirements under section 16(a), except that Gen. Thomas P. Stafford filed on February 29, 2008 a Form 4 after the required filing date reporting a sale of shares of our common stock on September 30, 2004 and Harold C. Simmons filed on February 28, 2008 a Form 4 after the required filing date reporting a purchase of shares of our common stock on November 26, 2007.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy.  As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies.  In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies.  With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of shareholder ratification or approval by our independent directors, is fair to all companies involved.  Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of CompX, Contran, Keystone, Kronos Worldwide, TIMET or Valhi also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests. In such an event, we implement such procedures as appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on a fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimate of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the employees’ cash compensation and an overhead component that takes into account other employment related costs.  Generally, each of the ISAs renews on a quarterly basis subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving a recommendation from the company’s management development and compensation committee.  See the Intercorporate Services Agreements part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2008 ISA fees charged by Contran to us or our subsidiaries.

The following table sets forth the fees paid by us and our subsidiaries to Contran in 2008 and the amount anticipated to be paid to Contran in 2009 for services Contran provided us or our subsidiaries under the various ISAs.

Recipient of Services from Contran under an ISA	Fees Paid to Contran under the ISA in 2008		Fees Expected to be Paid to Contran under the ISA in 2009
	(In millions)

NL Industries, Inc.	$ 4.779	(1)	$ 4.810	(1)
Kronos Worldwide, Inc.	6.824	(1)	7.443	(1)
CompX International Inc.	3.081	(2)	3.167	(2)
Total	$ 14.684	(1)(2)	$ 15.420	(1)(2)

——————————

(1)	In addition to the reported ISA charges, we and Kronos Worldwide also pay Messrs. Glenn and Harold Simmons and Watson for their services as directors.

(2)	In addition to the reported ISA charges, CompX also pays Messrs. Glenn Simmons and Watson for their services as directors of CompX.

Insurance Matters.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, purchase certain insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies.  Tall Pines and EWI provide for or broker these insurance policies.  Tall Pines is a captive insurance company wholly owned by Valhi, and EWI is a reinsurance brokerage and risk management company wholly owned by us.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2008, we, CompX and Kronos Worldwide paid premiums of approximately $10.7 million for insurance policies Tall Pines provided or EWI brokered, including approximately $1.5 million paid by Louisiana Pigment Company, L.P., a partnership of which a wholly owned subsidiary of Kronos Worldwide and a subsidiary of Huntsman Corporation (NYSE:  HUN) each own 50%.  These amounts principally included payments for insurance and reinsurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines and EWI.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  In our opinion, the amounts that we, our subsidiaries and Louisiana Pigment paid for these insurance policies and the allocation among us and our related entities of these insurance premiums are reasonable and are less than the costs we would incur if such policies were obtained or brokered through third parties.  We expect that these relationships with Tall Pines and EWI will continue in 2009.  Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received a report regarding this program but our independent directors were not asked to approve it.

Tax Matters.  We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.”  As a member of the Contran Tax Group and pursuant to certain tax sharing agreements or policies, each of the members and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate company basis using tax elections made by Contran.  Pursuant to the tax sharing agreements or policies and using tax elections made by Contran, each of the parties makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer.  Refunds are generally limited to amounts previously paid under the respective tax sharing agreement or policy.  We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions.  The terms of the applicable tax sharing agreements or policies also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group.  Under our tax agreement with Valhi, Valhi agrees to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax allocation policy.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand alone basis.  In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections.  In 2008 pursuant to the tax sharing agreements and policies, we made net cash payments to Valhi of approximately $15.4 million, and Kronos Worldwide received a net cash refund from Valhi of approximately $2.7 million.  Because the calculation of amounts payable to Valhi by us and our subsidiaries is determined pursuant to the applicable tax law in accordance with the tax sharing agreements and policies, our independent directors were not asked to approve these payments to Valhi.

CompX Loan from TFMC.  In October 2007, CompX on a net basis purchased and/or cancelled approximately 2.7 million shares of its class A common stock formerly held directly or indirectly by TFMC for $19.50 per share paid in the form of a consolidated promissory note pursuant to a stock purchase agreement between CompX and TFMC and a merger agreement among CompX Group, Inc., a former parent of CompX in which we and TFMC were the sole stockholders, and CompX KDL LLC, a former wholly owned subsidiary of CompX.  The price per share was determined based on CompX’s open market purchases of its class A common stock around the time of the approval of these transactions.  The stock purchase agreement and the merger agreement were approved by the independent directors of CompX and TIMET.

Pursuant such transactions, among other things, CompX issued a consolidated unsecured term loan promissory note to TFMC in the original principal amount of $52,580,190 that:

•	matures on September 30, 2014;

•	bears interest at an annual rate of LIBOR plus 1.00%;

•	requires quarterly principal payments of $250,000 beginning on September 30, 2008;

•	does not have prepayment penalties; and

•	is subordinated to the CompX credit agreement with Wachovia Bank, National Association and certain other banks.

During 2008, the largest amount of principal that CompX owed to TFMC was $50.0 million.  At March 25, 2009, CompX owed TFMC under this note $43.0 million of outstanding principal.  In 2008, CompX paid TFMC approximately $7.0 million of principal and $2.2 million of interest on the consolidated promissory note.

Loans to Kronos Worldwide and Valhi.  In 2008, our independent directors and the independent members of the board of directors of Kronos Worldwide and Valhi, as applicable, approved the terms of two loans from us of up to $40.0 million to each of Kronos Worldwide and Valhi.  Our loans to Kronos Worldwide and Valhi under each of the applicable revolving notes are unsecured, bear interest at the prime rate minus 1.5% (1.75% at March 25, 2009) with interest payable quarterly and all principal and unpaid interest due on the earlier of demand or December 31, 2009.  The amount of our outstanding loans we have to Kronos Worldwide and Valhi at any time is solely in our discretion.  During 2008, the largest amount of principal Kronos Worldwide or Valhi owed to us under these revolving notes was $36.1 million and $5.0 million, respectively.  At March 25, 2009, Kronos Worldwide and Valhi owed to us under these revolving notes $16.6 million and nil, respectively, of outstanding principal.  Interest earned by us on these revolving notes from Kronos Worldwide and Valhi was approximately $100,600 and $15,100, respectively, in 2008.

Simmons Family Matters.  In addition to the services he provides under the ISAs with us and our subsidiaries as discussed under the Intercorporate Services Agreements section above, certain family members of Harold C. Simmons also provide services to us pursuant to these ISAs.  In 2008, L. Andrew Fleck (a step-son of Harold Simmons) provided certain real property management services to us pursuant to these ISAs.  The portion of the fees we paid to Contran in 2008 pursuant to these ISAs for the services of Mr. Fleck was not enough to require quantification under SEC rules.  See the Intercorporate Services Agreements section above for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2008 ISA fee Contran charged us.  As disclosed in the Director Compensation table in this proxy statement:

•	Mr. Glenn Simmons (a brother of Harold Simmons) received compensation in cash and stock from us, Kronos Worldwide and CompX for his director services for 2008; and

•	Contran charged us and CompX for his services under their ISAs with Contran.

We expect similar compensation expenses and ISA charges regarding Messrs. Glenn Simmons and Fleck for 2009.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is comprised of three directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  The audit committee charter is available on our website at www.nl-ind.com under the corporate governance section.

Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP.  Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting in accordance with such standards and for expressing an opinion on our internal control over financial reporting.  Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process.  In its oversight role, our audit committee reviewed and discussed the audited financial statements and our internal control over financial reporting with management and with PwC, our independent registered public accounting firm for 2008.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm, including the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board.  PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and our audit committee discussed with PwC that firm’s independence.  Our audit committee also concluded that PwC’s provision of non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2008 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Thomas P. Stafford Chairman of our Audit Committee	Cecil H. Moore, Jr. Member of our Audit Committee	Terry N. Worrell Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2008.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the first quarter of 2009.  We expect PwC will be considered for appointment to:

•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2009 and the first quarter of 2010; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2009.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that PwC has billed or is expected to bill to us, CompX or Kronos Worldwide for services rendered for 2007 and 2008 that our audit committee authorized for us and our privately held subsidiaries and the CompX or Kronos Worldwide audit committees each separately authorized for its corporation and such corporation’s privately held subsidiaries.  Additional fees for 2008 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2008 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual shareholder meeting.  In this regard, the fees shown below for 2007 have been adjusted from amounts disclosed in our proxy statement for last year’s annual shareholder meeting.

Entity (1)	Audit Fees (2)	Audit Related Fees (3)	Tax Fees (4)	All Other Fees	Total

NL and Subsidiaries
2007	$325,000	$ -0-	$ -0-	$ -0-	$325,000
2008	$331,700	$29,300	$ -0-	$ -0-	$361,000

CompX and Subsidiaries
2007	675,000	7,500	10,400	-0-	692,900
2008	693,600	6,600	14,000	-0-	714,200

Kronos Worldwide and Subsidiaries (5)
2007	1,966,000	15,000	19,000	-0-	2,000,000
2008	2,056,000	236,000	2,000	-0-	2,294,000

Total
2007	$2,966,000	$22,500	$29,400	$ -0-	$3,017,900
2008	$3,081,300	$271,900	$16,000	$ -0-	$3,369,200
——————————

(1)	Fees are reported without duplication.

(2)	Fees for the following services:

(a)	audits of consolidated year-end financial statements and of internal control over financial reporting for each year;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(3)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting.  Kronos Worldwide’s 2008 audit related fees comprise fees for audits of revisions to prior year statutory financial statements due to tax audit adjustments.

(4)	Permitted fees for tax compliance, tax advice and tax planning services.

(5)	We account for our interest in Kronos Worldwide by the equity method.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and permitted non-audit services the firm provides to us or any of our subsidiaries other than our publicly held subsidiaries and their respective subsidiaries.  We may not engage the firm to render any audit or permitted non-audit service unless the service is approved in advance by our audit committee pursuant to the committee’s amended and restated preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of permitted non-audit services of our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These permitted non-audit services include:

•	audit services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	other permitted non-audit services, such as assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing to us under applicable requirements of the SEC or the Public Company Accounting Oversight Board.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of permitted non-audit services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2008, our audit committee preapproved all PwC’s services provided to us or any of our subsidiaries, other than our publicly held subsidiaries and their subsidiaries, in compliance with our amended and restated preapproval policy without the use of the SEC’s de minimis exception to such preapproval requirement.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their reasonable judgment.

2008 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is included as part of the annual report mailed to our shareholders with this proxy statement and may also be accessed on our website at www.nl-ind.com.

ADDITIONAL COPIES

Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these documents may be sent to any household at which two or more shareholders reside if they appear to be members of the same family.  Each shareholder continues to receive a separate proxy card.  This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  Certain beneficial shareholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a shareholder at that address gave contrary instructions.  If, at any time, a shareholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such shareholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of our communications, the shareholder should notify his or her broker.  Additionally, we will promptly deliver a separate copy of our 2008 annual report or this proxy statement to any shareholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the shareholder.

To obtain copies of our 2008 annual report or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at NL Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

NL Industries, Inc.

Dallas, Texas
April 9, 2009

NL Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

Important Notice Regarding the Availability of Proxy Materials for the
Annual Shareholder Meeting to Be Held on May 12, 2009.

The proxy statement is available at www.nl-ind.com/proxy and the annual report to shareholders
(including NL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008)
is available at www.nl-ind.com/annrpt.

Dear Shareholder:

NL Industries, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares.  You can vote your shares electronically through the internet or by telephone.  This eliminates the need to return this proxy card.

Your electronic or telephonic vote authorizes the agents named on this proxy card to vote in the same manner as if you marked, signed, dated and returned this proxy card.  If you vote your shares electronically or telephonically, do not mail back this proxy card.

Your vote is important.  Thank you for voting.
SEE REVERSE SIDE.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy – NL Industries, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NL INDUSTRIES, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 12, 2009

The undersigned hereby appoints Steven L. Watson, Robert D. Graham and A. Andrew R. Louis, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2009 Annual Meeting of Shareholders (the “Meeting”) of NL Industries, Inc., a New Jersey corporation (“NL”), to be held at NL’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Tuesday, May 12, 2009, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.125 per share, of NL standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY AUTHORIZATION MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The agents named on this proxy card, if this card is properly executed, will vote in the manner directed on this card.  If no direction is made, the agents will vote “FOR” all nominees named on the reverse side of this card for election as directors and, to the extent allowed by applicable law, in the discretion of the agents as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy card, you may choose one of the two voting methods outlined below to instruct how the agents named on this proxy card should vote your shares.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxy instructions submitted by the Internet or telephone must be received by 12:01 a.m., Central Time, on May 12, 2009.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/NL
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
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A    Proposals – The Board of Directors recommends a vote FOR all the nominees listed.
1.	Nominees:
	For	Withhold		For	Withhold		For	Withhold
01 – Cecil H. Moore, Jr.	☐	☐	02 – Glenn R. Simmons	☐	☐	03 – Harold C. Simmons	☐	☐
04 – Thomas P. Stafford	☐	☐	05 – Steven L. Watson	☐	☐	06 – Terry N. Worrell	☐	☐

2.	In their discretion, the agents named on this proxy card are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

B   Non-Voting Items
Change of Address - Please print new address below.

C   Authorized Signatures – This section must be completed for your vote to be counted.  – Date and Sign Below
NOTE:  Please sign exactly as the name that appears on this card.  Joint owners should each sign.  When signing other than in an individual capacity, please fully describe such capacity.  Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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